EXHIBIT 8

[LETTERHEAD OF JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.]

June    , 2012

IBERIABANK Corporation

200 West Congress Street

Lafayette, LA 70501

Florida Gulf Bancorp, Inc.

9101 College Pointe Court

Fort Myers, FL 33919

Re: Merger of Florida Gulf Bancorp, Inc. into IBERIABANK Corporation

Ladies and Gentlemen:

You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) of the proposed merger (the “Merger”) of Florida Gulf Bancorp, Inc. (“FGBC”), a corporation organized and existing under the laws of the State of Florida, with and into IBERIABANK Corporation (“IBKC”), a corporation organized and existing under the laws of the State of Louisiana, with IBKC as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 19, 2012, and incorporated herein by reference. Specifically, you have requested us to opine that the Merger will constitute a “tax-free” reorganization within the meaning of Section 368 of the Code.

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)	The Merger Agreement;

(b)	The Officer’s Tax Certificates of FGBC and IBKC that have been delivered to the undersigned and incorporated herein by reference;

(c)	The Proxy Statement/Prospectus of FGBC and IBKC, respectively, related to the Merger; and

(d)	Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete, and that the Documents are legal, binding and enforceable in accordance with their terms. Further, we have assumed that there are not any outside agreements that would materially modify the understanding of the parties and the terms of the Documents. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

IBERIABANK Corporation

Florida Gulf Bancorp, Inc.

June     , 2012

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

Finally, with your permission we have assumed that the sum of (i) the amount of any cash and the value of any property other than IBKC Common Stock paid to FGBC shareholders, including cash paid to FGBC shareholders who exercise their statutory right to dissent to the Merger, (ii) the amount of cash and the value of any property other than IBKC Common Stock given as consideration by IBKC (or a person related to IBKC within the meaning of Treasury Regulation Section 1.3681(e)(2)) in exchange for FGBC Common Stock prior to, but in contemplation of, the Merger or in redemption of IBKC Common Stock after the Merger, (iii) the amount of cash paid to FGBC shareholders in lieu of the issuance of fractional shares of IBKC Common Stock, (iv) the amount of cash paid in redemption of FGBC Preferred Stock, (v) the amount of cash paid in exchange for outstanding warrants issued to stockholders of FGBC Preferred Stock, and (vi) the amount of cash paid as contingent additional cash payments based on specifically identified problem loans that are paid off at par during the three years following the Merger, will not exceed fifty-five percent (55%) of the sum of the total value of the FGBC Common Stock, FGBC Preferred Stock, and any stock options and warrants of FGBC outstanding immediately prior to the effective time of the Merger and the total value of any FGBC Common Stock, FGBC Preferred Stock, or any stock options and warrants of FGBC purchased by IBKC (or a person related to IBKC within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Merger.

OPINION

Based upon the foregoing, it is our opinion that:

a.	the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and IBKC and FGBC will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

b.	no gain or loss will be recognized by IBKC or FGBC as a result of the Merger;

c.

a shareholder of FGBC who receives IBKC Common Stock and cash in exchange for such shareholder’s shares of FGBC Common Stock generally will recognize gain, but not loss, to the extent of the lesser of: (1) the excess, if any, of (a) the sum of the aggregate fair market value of

IBERIABANK Corporation

Florida Gulf Bancorp, Inc.

June     , 2012

the IBKC Common Stock received (including any fractional share of IBKC Common Stock deemed to be received and exchanged for cash) and the amount of cash received (including any cash received in lieu of a fractional share of IBKC Common Stock) over (b) the shareholder’s aggregate tax basis in the shares of FGBC Common Stock exchanged in the Merger; and (2) the amount of cash received;

d.	the aggregate tax basis of the IBKC Common Stock received by a shareholder of FGBC who exchanges such shareholder’s FGBC Common Stock in the Merger will equal such shareholder’s aggregate tax basis in the shares of FGBC Common Stock being exchanged, reduced by any amount allocable to a fractioned share interest of IBKC Common Stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any recognized by such shareholder in the Merger; and

e.	the holding period of the shares of IBKC Common Stock received in the Merger will include the period during which the shares of FGBC Common Stock surrendered in exchange therefore were held, provided such shares of FGBC Common Stock were held as capital assets at the Effective Date.

Our opinion is based upon the upon the facts as they exist today and our interpretation of the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which may be changed at any time with retroactive effect. Such a change could modify the legal conclusions upon which our opinions are based. No assurance can be given that our interpretations would be followed if the exchange of consideration contemplated by the Merger became the subject of administrative or judicial proceedings. Our opinion is an opinion only and should not be interpreted as a guarantee of the current status of the law, nor should it be accepted as a guarantee that a court of law or administrative agency will concur in such statement. In this regard, our opinion expresses only our professional judgment as to the matters addressed herein, based on our professional knowledge and judgment at this time.

Our opinion relates solely to material United States Federal income tax consequences of the Merger, and no opinion is implied or should be inferred beyond these matters. Our opinion does not address the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange; any tax considerations under foreign, state, or local laws; or the tax considerations to certain FGBC shareholders in light of their particular circumstances, including:

•	persons who are not United States persons;

•	dealers in securities;

•	tax exempt entities;

IBERIABANK Corporation

Florida Gulf Bancorp, Inc.

June     , 2012

•	shareholders who do not hold FGBC Common Stock as “capital assets” within the meaning of Section 1221 of the Code;

•	persons who hold their FGBC stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction”; or

•	persons who acquired their shares of FGBC Common Stock pursuant to the exercise of FGBC options or otherwise as compensation.

Our opinion is given as of the date hereof only, and we assume no obligation to update or supplement our opinion to reflect any fact or circumstance or change in legal authority that may hereafter come to our attention.

This opinion letter is being furnished only to the party to which it is addressed and is solely for its benefit. No other person shall be entitled to rely on the opinions contained herein without our prior express written consent. This opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein. We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-4 (Commission File No.                     ), and to the references to this opinion in such Registration Statement. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

Jones, Walker, Waechter, Poitevent, Carrère
& Denègre, L.L.P.